Exhibit 21.1

Subsidiaries of Vertex Pharmaceuticals Incorporated

Vertex Pharmaceuticals (San Diego) LLC, a Delaware limited liability company

Vertex Securities Corporation, a Massachusetts corporation

Vertex Pharmaceuticals (Distribution) Incorporated, a Delaware corporation

Vertex Pharmaceuticals (Cayman) Limited, a Cayman Islands company (3)

Vertex Pharmaceuticals (Cayman 509) Limited, a Cayman Islands company

Vertex Pharmaceuticals (Cayman 765) Limited, a Cayman Islands company

Vertex Pharmaceuticals (Cayman 787) Limited, a Cayman Islands company

Vertex Pharmaceuticals (Delaware) LLC, a Delaware limited liability company

Vertex Pharmaceuticals (Canada) Incorporated, a Canadian company (1)

Vertex Pharmaceuticals (Singapore) Pte. Ltd., a Singapore company

Vertex Pharmaceuticals R&D (Shanghai) Co., Ltd. (2)

Vertex Holdings, Inc., a Delaware corporation

Vertex Pharmaceuticals (Europe) Limited, a United Kingdom company (5)

Vertex Pharmaceuticals (Switzerland) Sàrl, a Swiss company

Vertex Pharmaceuticals (Ireland) Limited, an Irish company (6)

Vertex Pharmaceuticals (U.K.) Limited, a United Kingdom company (6)

Vertex Pharmaceuticals (France) SAS, a French company

Vertex Pharmaceuticals (Germany) GmbH, a German company

Vertex Pharmaceuticals (Australia) Pty. Ltd., an Australian company

Vertex Pharmaceuticals (Spain), S.L., a Spanish company

Vertex Pharmaceuticals (Netherlands) B.V., a Dutch company

Vertex Pharmaceuticals (Italy) S.r.L., an Italian company

Vertex (Brazil) Participações LTDA, a Brazilian company (4)
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(1) a subsidiary of Vertex Pharmaceuticals (Delaware) LLC
(2) a subsidiary of Vertex Pharmaceuticals (Singapore) Pte. Ltd.
(3) a subsidiary of Vertex Holdings, Inc.
(4) a subsidiary of Vertex Pharmaceuticals (UK) Limited
(5) a subsidiary of Vertex Pharmaceuticals (Cayman) Limited
(6) a subsidiary of Vertex Pharmaceuticals (Europe) Limited